Hays & Company







                          INDEPENDENT AUDITOR'S CONSENT




We consent to the incorporation by reference in the Registration Statements of Computer Concepts Corp. on Forms S-8 (File No. 33-88260, effective December 30, 1994, File No. 33-94058, effective June 28, 1995, File No. 333-4070, effective April 25, 1996 and File No. 333-42795, effective December 19, 1997) of our report dated February 27, 1998 (except for Note 2 which is dated March 18,
1998), which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, appearing in the Annual Report on Form 10-K of Computer Concepts Corp. for the year ended December 31, 1997.



/s/Hays & Company
Hays & Company

April 7, 1998
New York, New York